Exhibit 99.1

News Release Sunoco, Inc. 1818 Market Street, Suite 1500 Philadelphia, PA 19103

For further information contact:	For release: IMMEDIATELY
Thomas Golembeski (media) 215-977-6298
Clare McGrory (investors) 215-977-6764

No. 4-12

SUNOCO REPORTS PRELIMINARY FOURTH QUARTER 2011 PRETAX RESULTS

PHILADELPHIA, February 2, 2012 — Sunoco, Inc. (NYSE: SUN) today reported a net pretax loss attributable to Sunoco shareholders of $660 million for the fourth quarter of 2011 versus pretax income attributable to Sunoco shareholders of $119 million for the fourth quarter of 2010. Excluding special items, Sunoco had a pretax loss of $48 million for the fourth quarter of 2011 versus a pretax loss of $4 million for the fourth quarter of 2010. These results are preliminary and shown on a pretax basis due to income tax amounts that have yet to be finalized. The Company expects to report after-tax financial results, including accompanying financial information, during the week of February 6, 2012. The Company does not expect material changes to pretax results as reported. Sunoco today issued a separate press release announcing strategic initiatives and management changes. Key fourth quarter details include:

•	Logistics and Retail contributed pretax income of $106 million

•	Refining and Supply reported a pretax loss of $117 million

•	Completed the separation of SunCoke Energy, Inc. in January 2012

•	Recognized a $630 million pretax provision for additional asset write-downs and idling expenses at the Philadelphia and Marcus Hook refineries

“Our high-return logistics and retail segments continue to deliver excellent results. Sunoco Logistics Partners L.P. had record earnings in the fourth quarter and contributed $66 million in pretax income to Sunoco. Similarly, our retail segment earned $40 million pretax,” said Lynn L. Elsenhans, Sunoco’s Chairman and Chief Executive Officer. “In contrast, our refining and supply segment reported a pretax loss of $117 million, which reflects the very difficult market conditions that led to the early idling of the Marcus Hook refinery.”

Commenting on the Company’s commitment to delivering value to shareholders, Elsenhans said, “We recently completed the separation of SunCoke Energy from Sunoco through a special stock dividend that took place on January 17th. This action marks the end of Sunoco’s ownership of SunCoke Energy and represents the culmination of nearly two years of work on behalf of shareholders. With that work complete, we will continue to look for ways to build value for shareholders and will take the steps necessary to ensure that is accomplished.”

DETAILS OF PRELIMINARY FOURTH QUARTER PRETAX RESULTS

Logistics

Logistics earned $66 million pretax in the fourth quarter of 2011 versus $35 million in the fourth quarter of 2010. The increase in earnings was primarily due to higher crude oil sales volumes and margins which benefitted from market-related opportunities. Pipeline earnings benefitted from continued strong demand for crude oil in West Texas. Higher earnings attributable to recent acquisitions and organic growth projects also contributed to the improved results.

Retail Marketing

Retail Marketing earned $40 million pretax in the current quarter versus $1 million in the fourth quarter of 2010. The increase in earnings was primarily attributable to higher retail gasoline and distillate margins, partially offset by lower gasoline sales volumes.

Refining and Supply

Refining and Supply had a pretax loss of $117 million in the current quarter versus a $17 million pretax loss in the fourth quarter of 2010. The decrease in earnings was primarily the result of lower realized margins and production volumes. These negative factors were partially offset by lower expenses. Margins deteriorated throughout the fourth quarter during which market margins for gasoline were frequently negative. Margins were also impacted by high premiums for crude oil versus the Dated Brent crude oil benchmark. Production volumes were impacted by the idling of the Marcus Hook facility during the fourth quarter. The overall crude utilization rate was 81 percent for the quarter, down from 90 percent in the third quarter of 2011.

Coke

Coke earned $9 million pretax in the fourth quarter of 2011 versus $25 million in the fourth quarter of 2010. The decrease in earnings was largely attributable to lower coke sales revenues as a result of the Jewell contract restructuring with ArcelorMittal in January 2011, higher general and administrative costs largely associated with the relocation of SunCoke Energy’s corporate offices and additional staffing costs related to becoming a public company and Sunoco’s reduced ownership interest in SunCoke Energy.

Discontinued Chemicals Operations

Discontinued chemicals operations had pretax income of $3 million in the fourth quarter of 2011 versus $6 million in the fourth quarter of 2010.

OTHER

Corporate administrative expenses were $17 million pretax in the current quarter versus $27 million in the fourth quarter of 2010. The decrease was largely driven by lower staffing and incentive compensation costs.

Net financing expenses and other were $32 million pretax in the fourth quarter of 2011 compared to $27 million in the fourth quarter of 2010. Increased interest expense attributable to new borrowings of Sunoco Logistics Partners L.P. and SunCoke Energy, Inc. was partially offset by higher interest income.

SPECIAL ITEMS

During the fourth quarter of 2011, Sunoco recorded a $387 million pretax noncash provision to write down assets at the Philadelphia and Marcus Hook refineries to their estimated fair values and recorded provisions for severance, contract terminations and idling expenses of $243 million pretax; recognized a $21 million pretax gain largely attributable to the liquidation of a portion of the refined product LIFO inventories related to the idling of the Marcus Hook refinery; and recorded a $3 million net pretax loss primarily related to prior divestments of its Toledo refinery and discontinued chemicals operations. The total net impact of special items during the fourth quarter of 2011 was a pretax charge of $612 million.

During the fourth quarter of 2010, Sunoco recognized a $168 million pretax gain from the liquidation of crude oil and refined product LIFO inventories primarily resulting from the permanent shutdown of the Eagle Point Refinery in the fourth quarter of 2009; recorded a $24 million pretax provision primarily for additional asset write-downs attributable to a decline in the fair market value of certain assets of the Eagle Point refinery; and recorded a $21 million pretax provision for pension settlement losses and accruals for employee terminations and related costs in connection with ongoing business improvement initiatives. The total net impact of special items during the fourth quarter of 2010 was pretax income of $123 million.

Sunoco is a leading logistics and retail company. The Company owns the general partner interest of Sunoco Logistics Partners L.P. (NYSE: SXL), which consists of a 2-percent ownership interest and incentive distribution rights, and owns a 32-percent interest in the Partnership’s limited partner units. Sunoco Logistics Partners L.P. is an owner and operator of complementary pipeline, terminal and crude oil acquisition and marketing assets. Sunoco also has a network of approximately 4,900 retail locations in 23 states.

Anyone interested in obtaining further insights into the preliminary fourth quarter pretax results can monitor the Company’s teleconference call, which is scheduled for 5:00 p.m. ET on February 2, 2012. It can be accessed through Sunoco’s website - www.SunocoInc.com. It is suggested that you visit the site prior to the teleconference to ensure that you have downloaded any necessary software.

Those statements made in this release that are not historical facts are forward-looking statements intended to be covered by the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based upon assumptions by the Company concerning future conditions, any or all of which ultimately may prove to be inaccurate, and upon the current knowledge, beliefs and expectations of Company management. These forward-looking statements are not guarantees of future performance. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Forward-looking statements are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of the Company) that could cause actual results to differ materially from those discussed in this release.

Such risks and uncertainties include economic, business, competitive and/or regulatory factors affecting the Company’s business, as well as uncertainties related to the outcomes of pending or future litigation, legislation, or regulatory actions.

Among such risks are: changes in crude oil or natural gas prices, refining and marketing margins, or other market conditions affecting the oil and gas industry; higher-than-expected costs of, or delays in, planned development or completion of repair projects, capital projects, acquisitions, or dispositions; operational interruptions, unforeseen technical difficulties and/or changes in technical or operating conditions; general domestic and international economic and political conditions, wars and acts of terrorism or sabotage; the outcome of commercial negotiations; the actions of competitors or regulators; the competitiveness of alternate-energy sources or product substitutes; technological developments; liability resulting from pending or future litigation; significant investment or product changes and/or liability for remedial actions or assessments under existing or future environmental regulations; gains and losses related to the acquisition, disposition or impairment of assets; recapitalizations; access to, or significantly higher costs of, capital; the effects of changes in accounting rules applicable to the Company; and changes in tax, environmental and other laws and regulations applicable to the Company’s businesses. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company has included in its Annual Report on Form 10-K for the year ended December 31, 2010 and in its subsequent Form 10-Q and Form 8-K filings, cautionary language identifying other important factors (though not necessarily all such factors) that could cause future outcomes to differ materially from those set forth in the forward-looking statements. For more information concerning these factors, see the Company’s Securities and Exchange Commission filings, available on the Company’s website at www.SunocoInc.com.

SUNOCO, INC.

EARNINGS PROFILE OF SUNOCO BUSINESSES

(Millions of Dollars)

(Preliminary, Unaudited)

	For the Three Months Ended
	December 31,		September 30,
	2011	2010	2011
Logistics	$66	$35	$53
Retail Marketing	40	1	48
Refining and Supply	(117)	(17)	(17)
Discontinued chemicals operations	3	6	1
Coke	9	25	24
Corporate and Other:
Corporate expenses	(17)	(27)	(23)
Net financing expenses and other	(32)	(27)	(29)

Pretax income (loss) attributable to Sunoco, Inc. shareholders before special items	(48)	(4)	57

Special items:
Continuing operations	(611)	123	(1,966)
Discontinued operations	(1)	—	32

Pretax income (loss) from special items	(612)	123	(1,934)

Pretax income (loss) attributable to Sunoco, Inc. shareholders	$(660)	$119	$(1,877)

SUNOCO, INC.

EARNINGS PROFILE OF SUNOCO BUSINESSES

(Millions of Dollars)

(Preliminary, Unaudited)

	For the Twelve Months Ended
	December 31,
	2011	2010
Logistics	$204	$132
Retail Marketing	169	176
Refining and Supply	(316)	(19)
Discontinued chemicals operations	1	56
Coke	62	176
Corporate and Other:
Corporate expenses	(80)	(108)
Net financing expenses and other	(101)	(110)

Pretax income (loss) attributable to Sunoco, Inc. shareholders before special items	(61)	303

Special items:
Continuing operations	(2,533)	118
Discontinued operations	(256)	(169)

Pretax loss from special items	(2,789)	(51)

Pretax income (loss) attributable to Sunoco, Inc. shareholders	$(2,850)	$252

SUNOCO, INC.

FINANCIAL AND OPERATING STATISTICS

(Preliminary, Unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	December 31,		September 30,	December 31,
	2011	2010	2011	2011	2010
LOGISTICS
Pretax Income (Millions of Dollars)	$66	$35	$53	$204	$132
Pipeline and Terminal Throughputs* (Thousands of Barrels Daily):
Unaffiliated Customers	2,806	2,352	3,033	2,758	2,037
Affiliated Customer	1,075	1,342	1,058	1,041	1,296

	3,881	3,694	4,091	3,799	3,333

* Excludes joint-venture operations which are not consolidated.

	For the Three Months Ended			For the Twelve Months Ended
	December 31,		September 30,	December 31,
	2011	2010	2011	2011	2010
RETAIL MARKETING
Pretax Income (Millions of Dollars)	$40	$1	$48	$169	$176
Retail Margin* (Per Barrel):
Gasoline	$4.16	$2.79	$4.40	$4.19	$3.93
Middle Distillates	$3.75	$2.37	$4.04	$4.02	$3.19
Sales (Thousands of Barrels Daily):
Gasoline	292.7	302.9	309.6	298.4	293.4
Middle Distillates	29.6	28.5	30.6	28.4	28.2

	322.3	331.4	340.2	326.8	321.6

Total Retail Gasoline Outlets, End of Period	4,933	4,921	4,933	4,933	4,921
Gasoline and Diesel Throughput per Company-Owned or Leased Outlet (MGal/Site/Month)	159	161	168	160	156
Convenience Stores:
Total Stores, End of Period	630	602	608	630	602
Merchandise Sales (M$/Store/Month)	$93	$92	$105	$92	$96
Merchandise Margin (Company Operated) (% of Sales)	25%	27%	27%	26%	27%

*	Retail sales price less related wholesale price and terminalling and transportation costs per barrel. The retail sales price is the weighted-average price received through the various branded marketing distribution channels.

SUNOCO, INC.

FINANCIAL AND OPERATING STATISTICS

(Preliminary, Unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	December 31,		September 30,	December 31,
	2011	2010	2011	2011	2010
REFINING AND SUPPLY
Pretax Loss (Millions of Dollars)	$(117)	$(17)	$(17)	$(316)	$(19)
Realized Wholesale Margin* (Per Barrel of Production Available for Sale)	$1.13	$4.77	$4.89	$3.39	$5.04
Market Benchmark** (Per Barrel)	$3.57	$5.19	$5.87	$5.18	$5.11
Crude Inputs as Percent of Crude Unit Rated Capacity	81	85	90	82	87
Throughputs ***(Thousands of Barrels Daily):
Crude Oil	407.4	571.8	452.7	436.2	588.8
Other Feedstocks	47.8	64.5	42.5	46.9	56.4

Total Throughputs	455.2	636.3	495.2	483.1	645.2

Products Manufactured ***(Thousands of Barrels Daily):
Gasoline	234.4	339.9	249.0	245.8	337.0
Middle Distillates	163.0	225.1	181.9	173.5	230.6
Residual Fuel	33.0	28.7	32.1	30.0	34.6
Petrochemicals	12.3	23.3	14.1	14.4	23.4
Other	30.7	48.1	35.8	38.1	48.5

Total Production	473.4	665.1	512.9	501.8	674.1
Less: Production Used as Fuel in Refinery Operations	22.0	31.2	25.9	23.9	31.3

Total Production Available for Sale	451.4	633.9	487.0	477.9	642.8

*       Wholesale sales revenue less related cost of crude oil, other feedstocks, product purchases and terminalling and transportation divided by production available for sale.

**     The refinery benchmark margin represents a 6-3-2-1 Value-Added Benchmark beginning March 1, 2011 as a result of the sale of the Toledo refinery. Prior to that date, the weighted-average refinery benchmark margin was comprised of a 6-3-2-1 Value-Added benchmark related to the Northeast refining operations (80% weight) and a 4-3-1 Benchmark related to the Toledo refinery (20% weight). Beginning with the second quarter of 2011, the 6-3-2-1 Value-Added Benchmark has been adjusted to reflect market conditions more closely associated with the Company's Northeast refining system. The 6-3-2-1 benchmark component of prior period weighted-average benchmark margins has been restated for comparative purposes.

***  Includes 175 thousand barrels-per-day of capacity at the Marcus Hook refinery which has been indefinitely idled and reflects a 170 thousand barrels-per-day reduction attributable to the sale of the Toledo refinery in March 2011.

	For the Three Months Ended			For the Twelve Months Ended
	December 31,		September 30,	December 31,
	2011	2010	2011	2011	2010
COKE
Pretax Income (Millions of Dollars)	$9	$25	$24	$62	$176
Coke Production (Thousands of Tons):
United States	1,014	915	964	3,761	3,593
Brazil	293	370	373	1,442	1,636

SUNOCO, INC.

FINANCIAL AND OPERATING STATISTICS

(Preliminary, Unaudited)

	$0,00	$0,00	$0,00	$0,00	$0,00
	For the Three Months Ended			For the Twelve Months Ended
	December 31,		September 30,	December 31,
	2011	2010	2011	2011	2010
CAPITAL PROGRAM (Millions of Dollars)
Logistics*	$89	$69	$348	$592	$426
Retail Marketing**	35	68	47	129	124
Refining and Supply	36	52	20	120	247
Discontinued chemicals operations	1	5	4	17	20
Coke***	53	83	57	284	223

	$214	$277	$476	$1,142	$1,040

*	Includes acquisitions totaling $381 and $243 million, respectively, for the twelve months ended December 31, 2011 and 2010.
**	Includes acquisition of retail sites in the fourth quarter of 2010 totaling $25 million.
***	Includes acquisition of a coal business in the first quarter of 2011 totaling $38 million.

	$0,00	$0,00	$0,00	$0,00	$0,00
	For the Three Months Ended			For the Twelve Months Ended
	December 31,		September 30,	December 31,
	2011	2010	2011	2011	2010
DEPRECIATION, DEPLETION AND AMORTIZATION (Millions of Dollars)*
Logistics	$25	$20	$24	$86	$62
Retail Marketing	25	28	23	92	93
Refining and Supply	5	64	50	157	263
Coke	16	12	15	59	49

	$71	$124	$112	$394	$467

*	Excludes amounts attributable to discontinued chemicals operations.

	At December 31,
	2011	2010
BALANCE SHEET DATA (Millions of Dollars)
Cash and cash equivalents	$2,064	$1,485

Short-term borrowings	103	115
Current portion of long-term debt	282	178
Long-term debt	3,159	2,136

Total debt	$3,544	$2,429